Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COYA THERAPEUTICS, INC.

AND

NICOYA HEALTH, INC. DATED AS

OF DECEMBER 22, 2020

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TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), dated as of December 22, 2020, is by and between Coya Therapeutics, Inc., a Delaware corporation (“CTI”), and Nicoya Health, Inc., a  Delaware corporation (“NICOYA”, and together with CTI,  the “Parties”).

RECITALS:

A.The Parties desire to effect a merger of NICOYA with and into CTI pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (“DGCL”).

B.The respective boards of directors and requisite stockholders of CTI and NICOYA have each approved and declared advisable the merger of NICOYA with and into CTI (the “Merger”), upon the terms and subject to the conditions set forth in this Merger Agreement and in accordance with the provisions of the DGCL.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE  I

THE MERGER

1.1The Merger. Subject to the terms and provisions of this Merger Agreement, and in accordance with the DGCL, at the Effective Time, NICOYA will be merged with and into CTI. Following the Effective Time, CTI will be the surviving corporation (the “Surviving Corporation”) of the Merger and will continue its corporate existence under the laws of the State of Delaware. All references prior to the “Surviving Corporation” prior to the Effective Time shall refer to CTI. At the Effective Time, the separate corporate existence of NICOYA will thereupon cease.  The name of the surviving corporation will be “Coya Therapeutics, Inc.”

1.2Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., San Diego time, as soon as practicable (and, in any event, within three business days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties hereto. The Closing shall take place at the offices of Jones Day, 4655 Executive Drive, Suite 1500, San Diego, CA  92121, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the Parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

1.3Effective Time.  Subject to the provisions of this Agreement, at the Closing, CTI and NICOYA will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of §253 of the DGCL.  The date and time when the Merger will become effective is herein referred to as the “Effective Time.”

1.4Effect of the Merger.   At the Effective Time, the Merger will have the effects provided for herein and in § 259 of the DGCL.  Without limiting the generality of the forgoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses, and authority of CTI and NICOYA will be vested in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of CTI and NICOYA will become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.5Certificate of Incorporation.   As of the Effective Time, the certificate of incorporation of CTI (the “Current CTI Certificate of Incorporation”) shall be amended and restated so as to read in its entirety as set forth in Exhibit A (the “Surviving Corporation A&R Certificate of Incorporation”), and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter duly altered, amended or repealed in accordance with the provisions thereof and applicable law.

1.6Bylaws. As of the Effective Time, the bylaws of CTI (the “CTI Bylaws”) shall be amended and restated so as to read in its entirety as set forth in Exhibit B (the “Surviving Corporation Bylaws”), and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter duly altered, amended or repealed in accordance with the provisions thereof and applicable law.

1.7Directors of the Surviving Corporation.  At the Effective Time, each of Howard Berman, Jani Tuomi, Andrea Goldstein and Shawn Titcomb shall be a director of the Surviving Corporation and each such person will serve as a director of the Surviving Corporation until such person’s successor is duly elected and qualified in the manner provided in the Surviving Corporation Bylaws or the Surviving Corporation A&R Certificate of Incorporation, as amended from time to time, or as otherwise provided by law or until such person’s earlier death, resignation or removal in the manner provided in the Surviving Corporation Bylaws or the Surviving Corporation A&R Certificate of Incorporation or as otherwise provided by law.

1.8Officers of the Surviving Corporation.  At the Effective Time, Howard Berman shall serve as the Surviving Corporation’s Chief Executive Officer and Andrea Goldstein will serve as the Surviving Corporation’s Chief Medical Officer, with each such person to hold such office in the Surviving Corporation in accordance with the Surviving Corporation Bylaws.

1.9Additional Actions.   If, at any time after the Effective Time, the Surviving Corporation will consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property right of NICOYA acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purpose of this Merger Agreement, NICOYA and its proper officers and directors will be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement; and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of NICOYA or otherwise to take any and all such action.

ARTICLE  II

EFFECT  OF THE MERGER  ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

2.1Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of CTI or NICOYA or the holder of any capital stock of CTI or NICOYA:

(a)Cancellation of Certain NICOYA Capital Stock. Each share of NICOYA’s common stock, par value $0.0001 per share (“NICOYA Common Stock”), that is owned by CTI or NICOYA (as treasury stock or otherwise) as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)Conversion of NICOYA Common Stock. Each share of NICOYA Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive:  (i) one (1) (the “NICOYA Common Stock Exchange Ratio”) share of the Surviving Corporation’s common stock, par value $0.0001 per share (“Surviving Corporation Common Stock”), (the “NICOYA Common Stock Merger Consideration”); (ii) any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.1(d); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of NICOYA Common Stock in accordance with Section 2.2(e).

(c)Cancellation of Shares.  At the Effective Time, all shares of NICOYA Common Stock will no longer be outstanding and all shares of NICOYA Common Stock will be cancelled and retired and will cease to exist, and each holder of:  (i) a certificate formerly representing any shares of NICOYA Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of NICOYA Common Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.2 hereof, (B) any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.1(d), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of NICOYA Common Stock in accordance with Section 2.2(e).

(d)Fractional Shares. No certificates or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon the conversion of NICOYA Common Stock pursuant to Section 2.1(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Surviving Corporation Common Stock.

2.2Exchange Procedures.

(a)Exchange Agent.  The Surviving Corporation shall be the exchange agent (the “Exchange Agent”), and shall act as the agent for the purpose of paying the Merger Consideration for the Certificates and the Book-Entry Shares.

(b)Procedures for Surrender; No Interest.  Each holder of shares of NICOYA Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such shares of NICOYA Common Stock have been converted pursuant to Section 2.1(b) in respect of the NICOYA Common Stock represented by a Certificate or Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.1(d), and any dividends or other distributions pursuant to Section 2.2(e) upon:  (i) surrender to the

Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with duly completed and validly executed documents as may reasonably be requested by the Exchange Agent.  No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book- Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)Payments to Non-Registered Holders.   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that:  (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)Full Satisfaction.   All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of NICOYA Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of NICOYA Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this ARTICLE II.

(e)Distributions with Respect to Unsurrendered Shares of NICOYA Common Stock.  All shares of Surviving Corporation Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by the Surviving Corporation in respect of the Surviving Corporation Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Surviving Corporation Common Stock shall be paid to any holder of any unsurrendered share of NICOYA Common Stock until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.4) or Book-Entry Share is surrendered for exchange in accordance with this Section 2.2. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Surviving Corporation Common Stock issued in exchange for shares of NICOYA Common Stock in accordance with this Section 2.2, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Surviving Corporation Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Surviving Corporation Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

2.3Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of NICOYA Common Stock or CTI Common Stock shall occur (other than the issuance of additional shares of capital stock of NICOYA or CTI as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratios and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit NICOYA or CTI to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.4Withholding Rights.  The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws.  To the extent that amounts are so deducted and withheld by the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Surviving Corporation made such deduction and withholding.

2.5Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of NICOYA Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

2.6Tax Treatment.   For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE  III

REPRESENTATIONS AND WARRANTIES  OF NICOYA

Subject to the disclosures set forth in the NICOYA Disclosure Schedule, NICOYA represents and warrants to CTI as follows. The NICOYA Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ARTICLE III. Any matter disclosed in any section of the NICOYA Disclosure Schedule shall be considered disclosed for other sections of the NICOYA Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of the NICOYA Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

3.1Organization, Good Standing, Corporate Power and Qualification.  NICOYA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.  NICOYA is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

3.2Capitalization.

(a)The authorized capital of the NICOYA consists, on the date hereof, of 20,000,000 shares of NICOYA Common Stock, 10,750,000 shares of which are issued and outstanding immediately prior to the date hereof. All of the outstanding shares of NICOYA Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b)Subsection 3.2(b) of the NICOYA Disclosure Schedule sets forth the capitalization of NICOYA immediately prior to the date of this Agreement, including the number of shares of issued and outstanding NICOYA Common Stock, including, with respect to restricted NICOYA Common Stock, vesting schedule and repurchase price. Except for  the securities and rights described in Subsection 3.2(a) of this Agreement and Subsection 3.2(b) of the NICOYA Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from NICOYA any shares of NICOYA Common Stock or any securities convertible into or exchangeable for shares of NICOYA Common Stock.

3.3Subsidiaries.  NICOYA does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. NICOYA is not a participant in any joint venture, partnership or similar arrangement.

3.4Authorization. All corporate action required to be taken by the NICOYA Board of Directors and stockholders in order to authorize NICOYA to enter into this Agreement and complete the transactions contemplated hereby (the “Transactions”) has been taken or will be taken prior to the Closing. All action on the part of the officers of NICOYA necessary for the execution and delivery of this Agreement, the performance of all obligations of NICOYA under this Agreement to be performed as of the Closing has been taken or will be taken prior to the Closing. This Agreement constitutes a valid and legally binding obligation of NICOYA, enforceable against NICOYA in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5Litigation.   There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to NICOYA’s knowledge, currently threatened against NICOYA or any officer or director of NICOYA. Neither NICOYA nor, to NICOYA’s knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect NICOYA).  There is no action, suit, proceeding or investigation by NICOYA pending or which NICOYA intends to initiate.

3.6Compliance with Other Instruments.  NICOYA is not in violation or default (i) of any provisions of its current Certificate of Incorporation (the “NICOYA Certificate of Incorporation”) or its Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the NICOYA Disclosure Schedule, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to NICOYA, the violation of which would have a Material Adverse Effect.  The execution, delivery and performance of this Agreement and the consummation of the Transactions will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of NICOYA or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to NICOYA.

3.7Corporate Documents.  The NICOYA Certificate of Incorporation and Bylaws of NICOYA are in the form provided to CTI.  The copy of the minute books of NICOYA provided to CTI contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

3.8Financial Statements.

(a)NICOYA’s unaudited balance sheet as of December 8, 2020 (the “Balance Sheet”), presents fairly, in all material respects, the financial position of NICOYA as of the date specified. Except (i) as set forth in such Balance Sheet and (ii) for fees of legal and other service providers, NICOYA has no known material liabilities of any kind, whether accrued, absolute, contingent, or otherwise. NICOYA does not know of any facts, circumstances or conditions which could reasonably be expected to have a Material Adverse Effect.

(b)Since the date of NICOYA’s Balance Sheet, there has been no Material Adverse Effect on NICOYA.

3.9Indebtedness. NICOYA (i) has no outstanding Indebtedness, (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, or (iii) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect.

3.10Intellectual Property.  NICOYA owns all right, title and interest in, or possesses enforceable rights to use, all NICOYA Intellectual Property. To NICOYA’s knowledge, it has not infringed upon the rights of others with respect to the NICOYA Intellectual Property and has not received written notice that it has or may have infringed or is infringing upon the rights of others with respect to the NICOYA Intellectual Property, or any written notice of conflict with the asserted rights of others with respect to the NICOYA Intellectual Property. To NICOYA’s knowledge, no others have infringed upon its rights with respect to the NICOYA Intellectual Property. None of the NICOYA Intellectual Property have expired or terminated, or are expected to expire or terminate, within three years from the date of this Agreement.

3.11Exclusivity of Representations and Warranties.  Neither NICOYA nor any other Person acting on behalf of NICOYA is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including any representation or warranty relating to the financial condition, results of operations, assets or liabilities of NICOYA, any representation or warranty relating to information from or made available by NICOYA, directors, officers, employees or representatives, whether oral or written, express or implied, or any implied warranty of merchantability or of fitness for a particular purpose), except in each case, for the representations and warranties expressly set forth in this ARTICLE III (as modified by the NICOYA Disclosure Schedule), and NICOYA hereby disclaims any such other representations or warranties. NICOYA makes no representations or warranties to CTI regarding any projection or forecast regarding future results or activities or the probable success or profitability of NICOYA.

ARTICLE  IV

REPRESENTATIONS AND WARRANTIES  OF CTI

Subject to the disclosures set forth in the CTI Disclosure Schedule, CTI represents and warrants to NICOYA as follows.  The CTI Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ARTICLE IV.   Any matter disclosed in any section of the CTI Disclosure Schedule shall be considered disclosed for other sections of the CTI Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of the CTI Disclosure Schedule in light of the disclosure made in such section.  The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

4.1Organization, Good Standing, Corporate Power and Qualification.   CTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.  CTI is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to so qualify would not have a Material Adverse Effect.

4.2Capitalization.

(a)The authorized capital of the CTI consists, on the date hereof, of 4,000,000 shares of CTI Common Stock, all of which are issued and outstanding immediately prior to the date hereof.  All of the outstanding shares of CTI Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b)Subsection  4.2(b)   of   the   CTI  Disclosure  Schedule  sets   forth  the capitalization of the CTI immediately prior to the date of this Agreement, including the number of shares of issued and outstanding CTI Common Stock, including, with respect to restricted CTI Common Stock, vesting schedule and repurchase price.  Except for  the securities and rights described in Subsection 4.2(a) of this Agreement and Subsection 4.2(b) of  the  CTI  Disclosure  Schedule,  there  are  no  outstanding options,  warrants,  rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from CTI any shares of CTI Common Stock or any securities convertible into or exchangeable for shares of CTI Common Stock.

4.3Subsidiaries.  CTI does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  CTI is not a participant in any joint venture, partnership or similar arrangement.

4.4Authorization.   All corporate action required to be taken by the CTI Board of Directors and stockholders in order to authorize CTI to enter into this Agreement and complete the transactions contemplated hereby (the “Transactions”) has been taken or will be taken prior to the Closing. All action on the part of the officers of CTI necessary for the execution and delivery of this Agreement, the performance of all obligations of CTI under this Agreement to be performed as of the Closing has been taken or will be taken prior to the Closing. This Agreement constitutes a valid and legally binding obligation of CTI, enforceable against CTI in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.5Litigation.   There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to CTI’s knowledge, currently threatened against CTI or any officer or director of CTI. Neither CTI nor, to CTI’s knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect CTI). There is no action, suit, proceeding or investigation by CTI pending or which CTI intends to initiate.

4.6Compliance with Other Instruments.  CTI is not in violation or default (i) of any provisions of the Current CTI Certificate of Incorporation or the CTI Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the CTI Disclosure Schedule, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to CTI, the violation of which would have a Material Adverse Effect.   The execution, delivery and performance of this Agreement and the consummation of the Transactions will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of CTI or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to CTI.

4.7Corporate Documents.  The CTI Current Certificate of Incorporation and Bylaws of CTI are in the form provided to NICOYA.  The copy of the minute books of CTI provided to NICOYA contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

4.8Exclusivity of Representations and Warranties.  Neither CTI nor any other Person acting on behalf of CTI is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including any representation or warranty relating to the financial condition, results of operations, assets or liabilities of CTI, any representation or warranty relating to information from or made available by CTI, directors, officers, employees or representatives, whether oral or written, express or implied, or any implied warranty of merchantability or of fitness for a particular purpose), except in each case, for the representations and warranties expressly set forth in this ARTICLE IV (as modified by the CTI Disclosure Schedule), and CTI hereby disclaims any such other representations or warranties. CTI makes no representations or warranties to NICOYA regarding any projection or forecast regarding future results or activities or the probable success or profitability of CTI.

ARTICLE  V

COVENANTS

5.1Conduct of Business by NICOYA Pending the Closing. Except for matters set forth in Section 5.1 of the NICOYA Disclosure Schedule or otherwise contemplated by this Agreement (or as required by Law), from the date of this Agreement to the Effective Time, NICOYA shall (i) conduct its business in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers, key employees and key independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with it.  In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.1 of the NICOYA Disclosure Schedule or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, NICOYA shall not (unless required by applicable Law or the regulations or requirements of any regulatory organization applicable to NICOYA), do any of the following without the prior written consent of CTI, which consent shall not be unreasonably withheld or delayed:

(a)(i) amend or propose to amend the NICOYA Certificate of Incorporation or Nicoya’s Bylaws or similar governing documents, (ii) split, combine or reclassify its outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (iv) merge or consolidate with any Person, or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by NICOYA;

(b)issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except with respect to exercises or conversion of currently outstanding options, warrants or convertible securities;

(c)(i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money, or enter into any arrangement having the economic effect of any of the foregoing (other than in connection with accounts payable in the ordinary course of business consistent with past practice), (ii) make any loans, advances or capital contributions to, or investments in, any Person (other than in the ordinary course of business consistent with past practice), (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the repurchase of shares from employees in connection with termination of employment contracts, (iv) make any material acquisition of any assets or businesses (including by merger, consolidation, acquisition of stock or assets, in-bound license transactions or otherwise), or (v) sell, pledge, assign, dispose of, transfer, lease, securitize or materially encumber any businesses or assets that are material to NICOYA (excluding NICOYA Intellectual Property, which is addressed in Section 5.1(d));

(d)(i) sell, pledge, assign, dispose of, transfer, securitize, lease or materially encumber any NICOYA Intellectual Property, (ii) exclusively license, abandon or fail to maintain any NICOYA Intellectual Property, (iii) grant, extend, amend (except as required in the diligent prosecution of the material NICOYA Intellectual Property), waive or modify any rights in or to any NICOYA Intellectual Property, (iv) fail to diligently prosecute NICOYA’s patent applications, or (v) fail to exercise a right of renewal or extension under any NICOYA license;

(e)(i) enter into any Contract or arrangement that reasonably may result in payments by or liabilities of NICOYA in excess of $100,000 individually or $200,000 in the aggregate in any 12-month period, or which limits or otherwise restricts NICOYA or any of its Affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area or which includes a “most favored nation” or “equally favored nation” or similar provision, (ii) vary its inventory practices in any material respect from its past practices, except as required by GAAP or by Law, or (iii) make any capital expenditure or expenditures (including leases and in-bound licenses) in the aggregate in excess of the aggregate amount set forth in NICOYA’s budgeted amounts set forth on Section 5.1(e) of the NICOYA Disclosure Schedule (other than capital expenditures for unbudgeted repairs and maintenance in the ordinary course of business consistent with past practice);

(f)grant, enter into or amend any employment, severance, change in control, special pay arrangement with respect to termination of employment or other similar arrangements or contract with any directors, officers or employees of NICOYA, except (i) as required pursuant to previously existing contracts, or policies between such current directors, officers or employees and NICOYA, or (ii) pursuant to employment agreements entered into with a Person who is not already an officer of NICOYA in the ordinary course of business and is hired or promoted by NICOYA after the date hereof in the ordinary course of business;

(g)(i) increase the salary, benefits or monetary compensation of any directors, executive officers or employees, or (ii) establish, adopt, enter into, or materially amend any, collective bargaining agreement or bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan, arrangement, trust, fund, policy or agreement;

(h)(i) accelerate, amend or change the period of exercisability or vesting of options, restricted stock or similar awards under any NICOYA stock plan, or (ii) authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date hereof;

(i)waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j)adopt, enter into, or amend any NICOYA Employee Plan to materially increase the benefits or liabilities of any NICOYA Employee Plan or to accelerate the payment of benefits under any NICOYA Employee Plan, except as required pursuant to existing contracts or this Agreement;

(k)change any method or principle of financial accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP;

(l)make any material Tax election or settle or compromise any material Tax liability or refund, or change any annual Tax accounting period or material method of Tax accounting, file any material amendment to a tax return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case, other than as required by Law;

(m)modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which NICOYA is a party and which relates to a business combination or other similar extraordinary transaction;

(n)take any action or omit to take any action that is  intended or would reasonably be expected to result in any of the conditions to the Merger in ARTICLE VI not being satisfied; or

(o)agree, authorize or otherwise to take any of the foregoing actions.

5.2Conduct of Business by CTI Pending the Closing.  Except for matters set forth in Section 5.2 of the CTI Disclosure Schedule or otherwise contemplated by this Agreement (or as required by applicable Law or regulatory organization applicable to CTI), from the date of this Agreement to the Effective Time, CTI shall (i) conduct its business in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers, key employees and key independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them.  In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.2 of the CTI Disclosure Schedule or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, CTI shall not (unless required by applicable Law or regulatory organization applicable to CTI) do any of the following without the prior written consent of NICOYA, which consent shall not be unreasonably withheld or delayed:

(a)(i) except as deemed necessary to effectuate the filing of the Surviving Corporation A&R Certificate of Incorporation and adoption of the Surviving Corporation Bylaws, amend or propose to amend CTI’s Current Certificate of Incorporation or Bylaws or similar governing documents, (ii)  split, combine or reclassify its outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (iv) merge or consolidate with any Person, or (v)  enter into any agreement with respect to the voting of its capital stock or other securities held by CTI;

(b)issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except with respect to exercises or conversion of currently outstanding options, warrants or convertible securities;

(c)(i) issue  any  debt  securities,  incur,  guarantee  or  otherwise  become contingently liable with respect to any indebtedness for borrowed money, or enter into any arrangement having the economic effect of any of the foregoing (other than in connection with accounts payable in the ordinary course of business consistent with past practice), (ii) make any loans, advances or capital contributions to, or investments in, any Person (other than in the ordinary course of business consistent with past practice), (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the repurchase of shares from employees in connection with termination of employment contracts, (iv) make any material acquisition of any assets or businesses (including by merger, consolidation, acquisition of stock or assets, in-bound license transactions or otherwise), or (v) sell, pledge, assign, dispose of, transfer, lease, securitize or materially encumber any businesses or assets that are material to CTI (excluding CTI Intellectual Property, which is addressed in Section 5.2(d));

(d)(i) sell, pledge, assign, dispose of, transfer, securitize, lease or materially encumber any  CTI  Intellectual Property,  (ii) exclusively license,  abandon  or  fail  to maintain any CTI Intellectual Property, (iii) grant, extend, amend (except as required in the diligent prosecution of the CTI Intellectual Property), waive or modify any rights in or to any CTI Intellectual Property, (iv) fail to diligently prosecute CTI’s patent applications, or (v) fail to exercise a right of renewal or extension under any CTI license;

(e)(i) enter into any Contract or arrangement that reasonably may result in payments by or liabilities of CTI or which limits or otherwise restricts CTI or any of its Affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area or which includes a “most favored nation” or “equally favored nation” or similar provision, (ii) vary its inventory practices in any material respect from its past practices, except as required by GAAP or by Law, or (iii) make any capital expenditure or expenditures (including leases and in-bound licenses) in the aggregate in excess of the aggregate amount set forth in CTI’s budgeted amounts set forth on Section 5.2(e) of the CTI Disclosure Schedule (other than capital expenditures for unbudgeted repairs and maintenance in the ordinary course of business consistent with past practice);

(f)grant, enter into or amend any employment, severance, change in control, special pay arrangement with respect to termination of employment or other similar arrangements or contract with any directors, officers or employees of CTI, except (i) as required pursuant to  previously existing contracts, or  policies between such  current directors, officers or employees CTI, (ii) pursuant to employment agreements entered into with a Person who is not already an officer of CTI in the ordinary course of business and is hired or promoted by CTI after the date hereof in the ordinary course of business;

(g)(i) increase the salary, benefits or monetary compensation of any directors, executive officers or employees, or (ii) establish, adopt, enter into, or materially amend any, collective bargaining agreement or bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan, arrangement, trust, fund, policy or agreement;

(h)(i) accelerate, amend or change the period of exercisability or vesting of options, restricted stock or similar awards under any CTI stock plan, or (ii) authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date hereof;

(i)waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j)adopt, enter into, or amend any CTI Employee Plan to materially increase the benefits or liabilities of any CTI Employee Plan or to accelerate the payment of benefits under any CTI Employee Plan, except as required pursuant to existing contracts or this Agreement;

(k)change any method or principle of financial accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP;

(l)make any material Tax election or settle or compromise any material Tax liability or refund, or change any annual Tax accounting period or material method of Tax accounting, file any material amendment to a tax return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case, other than as required by Law;

(m)modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which CTI is a party and which relates to a business combination or other similar extraordinary transaction;

(n) take any action or omit to take any action that is  intended or would reasonably be expected to result in any of the conditions to the Merger in ARTICLE VI not being satisfied; or

(o)agree, authorize or otherwise to take any of the foregoing actions.

5.3Access to Information.  CTI and NICOYA shall each afford to the other and its representatives reasonable access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to their respective officers, employees, representatives, properties, books, contracts, commitments, files and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as the other party shall reasonably request.

5.4Agreement to Cooperate.

(a)NICOYA and CTI shall each use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things reasonably necessary and proper under applicable Law to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable, (ii) obtain from any Governmental Entity or any other third Person any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by CTI or NICOYA in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) as promptly as reasonably practicable, make all reasonably necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under any other applicable federal or state securities Laws and any other applicable Law.  CTI and NICOYA shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.   CTI and NICOYA shall use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b)Each of CTI and NICOYA shall give any notices to third Persons, and use their  commercially  reasonable  efforts  to  obtain  any  third  Person  consents  that  are (i) necessary to  consummate the  transactions  contemplated hereby,  (ii)  disclosed  or required to be disclosed in the CTI

Disclosure Schedule or NICOYA Disclosure Schedule, as the case may be, or (iii) required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time.  If any party shall fail to obtain any consent from a third Person described in this subsection (b), such party will use its commercially reasonable efforts, and will take any such commercially reasonable actions requested by the other party hereto, to limit the adverse affect upon CTI and NICOYA and their respective businesses resulting, or that could reasonably be expected to result after the consummation of the Merger or the Effective Time, from the failure to obtain such consent.

(c)CTI and NICOYA shall  promptly (and, in  any event, within two (2) business days) advise the other orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. CTI shall give prompt notice to NICOYA, and NICOYA shall give prompt notice to CTI, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  No such notification shall affect the representations, warranties, covenants or agreements of  the  parties or the conditions to the obligations of the parties under this Agreement; provided, however, that the recipient of such notice shall, within a five (5) day period following the receipt of such notice, use its commercially reasonable efforts to engage in good faith discussions with the notifying party regarding such notification and the facts and circumstances set forth therein.

5.5Control of Other Party’s Business. Nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the operations of any other Party prior to the consummation of the Merger.  Prior to the consummation of the Merger each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.6Confidentiality. The Parties agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each Party to the other regarding its business and operations. All confidential information provided by a Party hereto shall be used by any other Party hereto solely for the purposes of the consummation of this Agreement and the transactions contemplated hereby (the “Transactions”), and, except as may be required in carrying out this Agreement and the Transactions, shall not be disclosed to any third party without the prior consent of such providing Party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by judicial or administrative process or otherwise by Law.

5.7Public Disclosure. Unless otherwise contemplated or permitted by this Agreement, CTI and NICOYA shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed).

5.8Blue Sky Laws.  The Surviving Corporation shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of the Surviving Corporation Common Stock in connection with the Merger. NICOYA shall use its commercially reasonable efforts to assist the Surviving Corporation to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of Surviving Corporation Common Stock in connection with the Merger.

5.9Assignment of Agreements. Prior to the Closing, each of the agreements listed on Schedule 5.9 shall be assigned to the Surviving Corporation with effect at the Effective Time.

5.10Directors’ and Officers’ Indemnification and Insurance.  Following the Effective Time, the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of NICOYA (in all of their capacities) (i) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by NICOYA pursuant to the NICOYA Certificate of Incorporation, Bylaws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any directors, officers and employees of NICOYA and (ii) without limitation to subclause (i) above, to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).  The obligations of CTI under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10).

5.11Equity Incentive Plan. Within sixty (60) days of the Effective Time, the Surviving Corporation shall adopt an equity incentive plan providing for the grant of awards to qualified participants with an unallocated reserve amount equal to Two Million Three Hundred Thousand (2,300,000) shares of Surviving Corporation Common Stock.

ARTICLE  VI

CONDITIONS TO CLOSING

6.1Conditions to Obligations of Each Party.  The respective obligations of each Party to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement of CTI and NICOYA:

(a)The consummation of the Transactions will not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) and there will not be in effect any Law or regulation enacted, promulgated or deemed applicable to the Transactions by any Governmental Entity in any competent jurisdiction that makes illegal or prohibits the consummation of the Transactions.

(b)This Agreement has been adopted by the requisite stockholder and board of director approvals of each of CTI and NICOYA.

(c) No Material Adverse Effect has occurred since the date of this Agreement and is continuing as of the Closing.

(d)The agreements listed on Schedule 5.9 shall have been assigned to the Surviving Corporation with effect as of the Effective Time.

(e)Each of the third-party consents listed on Schedule 6.1(e) shall have been obtained and be in full force and effect.

(f)There shall be no material pending or threatened litigation or claims against CTI or NICOYA as of the Closing.

(g)Immediately following the Closing, the Surviving Corporation shall have no liabilities.

6.2Conditions  to  Obligations  of  NICOYA.     The  obligations  of  NICOYA  to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement signed by NICOYA:

(a)Each of the representations and warranties made by CTI in this Agreement are true and correct at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except where the failure of the representations and warranties made by CTI in this Agreement to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CTI to consummate the Transactions; provided that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality or similar qualifications limiting the scope of such representations and warranties will be disregarded.

(b)CTI has complied with or performed in all material respects the covenants and obligations that it is obligated to have complied with or performed at or prior to the Closing pursuant to this Agreement except those covenants and obligations to be performed by CTI on the Closing Date, which covenants and obligations CTI shall be committed to, and able to, perform at or prior to the Closing; and

(c)CTI has delivered or caused to be delivered a certificate executed on behalf of CTI by an authorized officer of CTI certifying the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).

(d)Substantially concurrent with the Closing, the initial closing of the PPO with an aggregate purchase price of at least Ten Million Dollars ($10,000,000) shall have been completed on terms acceptable to NICOYA.

(e)There shall be no material adverse change to CTI’s financial condition between the date of the Agreement and the Closing.

6.3Conditions to Obligations of CTI.   The obligations of CTI to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement signed by CTI:

(a)Each of the representations and warranties made by NICOYA in this Agreement are true and correct at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except where the failure of the representations and warranties made by NICOYA in this Agreement to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of NICOYA to consummate the Transactions; provided that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality or similar qualifications limiting the scope of such representations and warranties will be disregarded.

(b)NICOYA shall have complied with or performed in all material respects the covenants and obligations that it is obligated to have complied with or performed at or prior to the Closing pursuant to this Agreement except those covenants and obligations to be performed by NICOYA on the Closing Date, which covenants and obligations NICOYA shall be committed and able to perform at or prior to the Closing.

(c)NICOYA has delivered or caused to be delivered a certificate executed on behalf of NICOYA by an authorized officer of NICOYA certifying the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b).

(d)There shall be no material adverse change to NICOYA’s business between the date of the Agreement and the Closing.

ARTICLE  VII

TERMINATION

7.1Termination or Abandonment.   Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise provided below), as follows:

(a)by the mutual written consent of NICOYA and CTI;

(b)by either NICOYA or CTI, if the Effective Time shall not have occurred on or prior to 11:59 p.m., Pacific Time, on January 18, 2020 (the “Initial End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement proximately caused or resulted in the Effective Time not occurring prior to the Initial End Date, and provided, further, that if on the Initial End Date all of the conditions to Closing, shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time), the Initial End Date will automatically be extended to February 18, 2020 (the “Outside End Date” and together with the Initial End Date, the “End Dates” and each, an “End Date”);

(c)by either the NICOYA or CTI, if a Governmental Entity of competent jurisdiction shall have entered or issued a final and nonappealable Order that remains in effect or shall have adopted or enacted a Law that is final and nonappealable and remains in effect, in either case that permanently restrains, enjoins or makes illegal the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such Order (or such Order becoming final and nonappealable) was due to the material breach by such Party of any covenant or other agreement of such Party set forth in this Agreement;

(d)by NICOYA (provided that NICOYA is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if (i) CTI has breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach would result in the conditions in ARTICLE VI not being satisfied and (ii) which breach, failure to perform or inaccuracy is either not curable or is not cured by the earlier of (A) the applicable End Date and (B) the date that is 30 business days following written notice from NICOYA to CTI describing such breach or failure in reasonable detail; and

(e)by CTI (provided that CTI is not then in material breach of any representation, warranty, covenant or other agreement contained herein), (i) if NICOYA has breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach would result in the conditions in ARTICLE VI not being satisfied; and (ii) which breach, failure to perform or inaccuracy is either not curable or is not cured by the earlier of (A) the applicable End Date and (B) the date that is 30 business days following written notice from CTI to NICOYA describing such breach or failure in reasonable detail.

The Party seeking to terminate this Agreement pursuant to this Section 7.1 shall give written notice of such termination to the other parties in accordance with Section 8.7, specifying the provision of this Agreement pursuant to which such termination is effected.

7.2Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the provisions of this Section 7.2 and ARTICLE VIII shall survive any termination), and there shall be no other Liability on the part of NICOYA, on the one hand, or CTI, on the other hand, to the other except Liability arising out of or resulting from fraud or any Willful Breach of any provision of this Agreement occurring prior to termination (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity).

ARTICLE  VIII

MISCELLANEOUS

8.1No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

8.2Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the Party incurring or required to incur such expenses.

8.3Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

8.4Governing Law.  This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.5Jurisdiction; Specific Enforcement.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative.  The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the

Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Merger in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

8.6Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER.

8.7Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified if received prior to 5 p.m. in the place of receipt on a business day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding business day; (b) when sent if sent by email or facsimile to the Party to be notified if received prior to 5 p.m. in the place of receipt on a business day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding business day; provided, however, that notice given by email or facsimile shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 8.7 and (ii) either (A) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 8.7 or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or facsimile or any other method described in this Section 8.7; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5 p.m. in the place of receipt on a business day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding business day; in each case to the Party to be notified at the following address:

If to CTI, to:	12645 Memorial Drive, Suite F1 #305
Houston, Texas 77024
Attention: President

If to NICOYA or the Surviving Corporation, to:

12645 Memorial Drive, Suite F1 #305
Houston, Texas 77024
Attention: President

with copies (which shall not constitute notice) to:

Jones Day
4655 Executive Drive, Suite 1500
San Diego, CA 92121-3134
Attention:

or to such other address as any Party shall specify by written notice so given.  All such notices and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.  Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

8.8Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of the other Parties.  Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

8.9Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

8.10Entire Agreement. This Agreement together with the exhibits and schedules hereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the Parties hereto.

8.11Amendments; Waivers.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of a waiver by the Party against whom enforcement is sought, and in the case of an amendment, by CTI and NICOYA.  The foregoing notwithstanding, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

8.12Headings.   Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13No Third-Party Beneficiaries.  Each of NICOYA and CTI agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for, after the Effective Time, the right of the NICOYA’s stockholders to receive the Merger Consideration, which shall be enforceable by such holders, this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

8.14Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References herein to a person are also to such person’s successors and permitted assigns. All references in this Agreement to “$”or other monetary amounts refer to U.S. dollars.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Each of the Parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

8.15Definitions. As used in this Agreement:

(a)“Action” means any criminal, civil, judicial, or arbitral litigation, mediation, arbitration or suit, commenced, brought, conducted or heard by or before any Governmental Entity.

(b)“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

(c)“Code” means the U.S. Internal Revenue Code of 1986.

(d)“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

(e)“Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

(f)“Indebtedness” means (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services including (without limitation) “Capital Leases” (as defined under U.S. GAAP) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any person, even though the person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) except for obligations owed to service providers of in connection with this Agreement and the transactions contemplated herein, all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

(g)“Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of Governmental Entities.

(h)“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise

(i)“Governmental Entity” means any U.S. federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system or any SRO.

(j)“Material  Adverse  Effect”  means  a  development  with  respect  to  the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Party in question that will have a significant and negative impact thereon.

(k)“Order” means any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent.

(l)“Person”  means  an  individual, a  corporation, a  partnership, a  limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(m)“Tax” means any federal, state, local or foreign tax, impost, levy, duty, fee or other assessment of any nature whatsoever (including any net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property and estimated tax, customs duty, or other tax), together with any interest, penalty or addition to tax imposed by any Governmental Entity responsible for the imposition of any such tax with respect thereto.

(n)“NICOYA Intellectual Property” means all patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, renewals, extensions, certificate of invention and design patents, patent applications, registrations and applications for registrations, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to NICOYA in the conduct of NICOYA’s business as now conducted and as presently proposed to be conducted.

(o)“CTI Intellectual Property” means all patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, renewals, extensions, certificate of invention and design patents, patent applications, registrations and applications for registrations, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to CTI in the conduct of CTI’s business as now conducted and as presently proposed to be conducted.

(p)“Willful Breach” means a breach that is the result of a willful or intentional act or failure to act where the breaching party knows, or would reasonably be expected to have known, that such act or failure to act is, or would reasonably be expected to result in, a breach.

[Remainder of page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, CTI and NICOYA have caused this Agreement and Plan of Merger to be signed by their respective duly authorized officers as of the date first written above.

COYA THERAPEUTICS, INC.

/s/ Howard Berman
By:
Name:	Howard Berman
Tile:	Chief Executive Officer

NICOYA HEALTH, INC.

/s/ Howard Berman
By:
Name:	Howard Berman
Tile:	Chief Executive Officer

[Signature Page – Agreement and Plan of Merger]